Exhibit 99.1
Explanation of Non-GAAP Financial Measures
     Item 2 of Part I (the “MD&A”) of the Quarterly Report on Form 10-Q to which this is filed as Exhibit 99.1 includes both financial measures in accordance with U.S. generally accepted accounting principles, or GAAP, as well as non-GAAP financial measures. The non-GAAP financial measures represent earnings before interest, taxes, non-cash and other items (which we refer to as “Adjusted EBITDA”). Adjusted EBITDA should be viewed as supplemental to, and not as an alternative for, “income (loss) from continuing operations” or “net income (loss)” calculated in accordance with GAAP. The MD&A also includes reconciliations of non-GAAP financial measures to GAAP financial measures.
     Adjusted EBITDA is used by WebMD’s management as an additional measure of WebMD’s performance for purposes of business decision-making, including developing budgets, managing expenditures, and evaluating potential acquisitions or divestitures. Period-to-period comparisons of Adjusted EBITDA help WebMD’s management identify additional trends in WebMD’s financial results that may not be shown solely by period-to-period comparisons of income (loss) from continuing operations or net income (loss). In addition, WebMD uses Adjusted EBITDA in the incentive compensation programs applicable to many of its employees in order to evaluate WebMD’s performance. WebMD management recognizes that Adjusted EBITDA has inherent limitations because of the excluded items, particularly those items that are recurring in nature. In order to compensate for those limitations, management also reviews the specific items that are excluded from Adjusted EBITDA, but included in income (loss) from continuing operations or net income (loss), as well as trends in those items. The amounts of those items are set forth, for the applicable periods, in the reconciliations of Adjusted EBITDA to income (loss) from continuing operations or to net income (loss) that accompany our press releases and disclosure documents containing non-GAAP financial measures, including the reconciliations contained in the MD&A.
     WebMD believes that the presentation of Adjusted EBITDA is useful to investors in their analysis of WebMD’s results for reasons similar to the reasons why WebMD’s management finds it useful and because it helps facilitate investor understanding of decisions made by WebMD’s management in light of the performance metrics used in making those decisions. In addition, as more fully described below, WebMD believes that providing Adjusted EBITDA, together with a reconciliation of Adjusted EBITDA to income (loss) from continuing operations or to net income (loss), helps investors make comparisons between WebMD and other companies that may have different capital structures, different effective income tax rates and tax attributes, different capitalized asset values and/or different forms of employee compensation. However, Adjusted EBITDA is intended to provide a supplemental way of comparing WebMD with other public companies and is not intended as a substitute for comparisons based on “income (loss) from continuing operations” or “net income (loss)” calculated in accordance with GAAP. In making any comparisons to other companies, investors need to be aware that companies use different non-GAAP measures to evaluate their financial performance. Investors should pay close attention to the specific definition being used and to the reconciliation between such measures and the corresponding GAAP measures provided by each company under applicable SEC rules.
     The following is an explanation of the items excluded by WebMD from Adjusted EBITDA but included in income (loss) from continuing operations:
•	Depreciation and Amortization. Depreciation and amortization expense is a non-cash expense relating to capital expenditures and intangible assets arising from acquisitions that are expensed on a straight-line basis over the estimated useful life of the related assets. WebMD excludes depreciation and amortization expense from Adjusted EBITDA because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of WebMD’s business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired tangible and intangible assets. Accordingly, WebMD believes this exclusion assists management and investors in making period-to-period comparisons of operating performance. Investors should note that use of tangible and intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation and should also note that such expenses will recur in future periods.

•	Stock-Based Compensation Expense. Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards to employees. WebMD believes that excluding the effect of stock-based compensation from Adjusted EBITDA assists management and investors in making period-to-period comparisons in its operating performance because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of WebMD’s business operations and (ii) such expenses can vary significantly between periods as a result of the timing of grants of new stock-based awards, including grants in connection with acquisitions. Additionally, WebMD believes that excluding stock-based compensation from Adjusted EBITDA assists management and investors in making meaningful comparisons between WebMD’s operating performance and the operating performance of other companies that may use different forms of employee compensation or different valuation methodologies for their stock-based compensation. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods. Investors should also note that such expenses will recur in the future.

•	Non-Cash Advertising Expense. This expense relates to the usage of non-cash advertising obtained from News Corporation (“Newscorp”) in exchange for equity securities issued by our parent, HLTH Corporation in 2000. The advertising is available only on various Newscorp properties, primarily its television network and cable channels, without any cash cost to WebMD and will expire later this year. WebMD excludes this expense from Adjusted EBITDA (i) because it is a non-cash expense, (ii) because it is incremental to other non-television cash advertising expense that WebMD otherwise incurs and (iii) to assist management and investors in comparing its operating results over multiple periods. Investors should note that it is likely that WebMD derives some benefit from such advertising.

•	Interest Income. Interest income is associated with the level of marketable debt securities and other interest bearing accounts in which WebMD invests. Interest income varies over time due to varying levels of securities available for investment. Transactions that WebMD has entered into in recent periods that have impacted securities available for investment include the initial public offering of equity in WebMD and acquisitions of other companies for varying amounts of cash since our initial public offering. Additional financing transactions as well as potential acquisitions that WebMD may enter into in the future could impact the levels and timing of securities available for investment. WebMD excludes interest income from Adjusted EBITDA (i) because it is not directly attributable to the performance of WebMD’s business operations and, accordingly, its exclusion assists management and investors in making period-to-period comparisons of operating performance and (ii) to assist management and investors in making comparisons to companies with different capital structures. Investors should note that interest income will recur in future periods.

•	Income Tax Provision. WebMD maintains a valuation allowance on a portion of its net operating loss carryforwards, the amount of which may change from quarter to quarter based on factors that are not directly related to WebMD’s results for the quarter. The valuation allowance is either reversed through the statement of operations or additional paid-in capital. The timing of such reversals has not been consistent and as a result, WebMD’s income tax expense can fluctuate significantly from period to period in a manner not directly related to WebMD’s operating performance. WebMD excludes the income tax provision from Adjusted EBITDA (i) because it believes that the income tax provision is not directly attributable to the underlying performance of WebMD’s business operations and, accordingly, its exclusion assists management and investors in making period-to-period comparisons of operating performance and (ii) to assist management and investors in making comparisons to companies with different tax attributes. Investors should note that income tax provision will recur in future periods.

•	Other Items. WebMD engages in other activities and transactions that can impact WebMD’s overall income (loss) from continuing operations. WebMD excludes these other items from Adjusted EBITDA when it believes these activities or transactions are not directly attributable to the performance of WebMD’s business operations and, accordingly, their exclusion assists management and investors in making period-to-period comparisons of operating performance. Investors should note that these other items may recur in future periods. In the MD&A, WebMD has excluded loss on the impairment of auction rate securities from Adjusted EBITDA.